UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2019

Commission File No. 001-12257

 MERCURY GENERAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

California		95-2211612
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

4484 Wilshire Boulevard
Los Angeles,	California	90010
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (323) 937-1060
____________________

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	MCY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.     Other Events

On October 1, 2019, Mercury General Corporation and its subsidiaries (collectively, the “Company”) and the California Department of Insurance (the “California DOI”) entered into a settlement agreement resolving the case of Mercury Insurance Co. et al. v. Lara, along with a related false advertising action that had been stayed pending the outcome of that case. The case arose from a notice of non-compliance originally issued by the California DOI in February of 2004. Pursuant to the settlement agreement, the Company has agreed to pay approximately $41.2 million to the California DOI in full settlement of the entire matter, including the false advertising action; the Company has not admitted to any allegations raised in the case. As previously disclosed in the Company’s filings, as of June 30, 2019, the Company had a total of approximately $35 million in other liabilities in its consolidated balance sheets to pay for the settlement of this case, including an accrual for interest payments. As a result of the settlement, the Company will recognize approximately $5 million of incremental expense, net of tax benefit, in its consolidated statements of operations in the third quarter of 2019 relating to the settlement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2019	MERCURY GENERAL CORPORATION

	By:	/s/ THEODORE STALICK
	Name:	Theodore Stalick
	Its:	Chief Financial Officer